COTT CORPORATION ANNOUNCES APPOINTMENT
OF NEW PRESIDENT AND CEO
(Toronto, Canada — May 15, 2006) Cott Corporation (NYSE:COT; TSX:BCB) announced today the appointment of Brent Willis as President, Chief Executive Officer and a member of the Board of Directors. The appointment is effective Tuesday, May 16, 2006.
”We are very pleased to welcome Brent to Cott. He has extensive global experience, as well as a demonstrated track record of driving improved business performance and profitability in highly competitive environments,” commented Frank Weise, Chairman of the Board of Directors. “The Board believes that Brent’s leadership, together with the established executive team and the many talented and committed Cott employees, will help take Cott to the next level. We also want to thank John Sheppard for his dedication and commitment to the Company over the past four years and wish him well as he pursues new opportunities.”
Most recently, Mr. Willis was Zone President, InBev Asia Pacific, the world’s largest brewer by volume, with responsibility for over 30 manufacturing facilities, over 15 joint ventures and more than 20,000 employees. He helped foster significant growth in InBev’s Chinese business and stabilized market share in South Korea for the first time in more than a decade.
Prior to his promotion to Zone President, Willis was Chief Commercial Officer and Chief Marketing and Sales Officer of InBev. In these positions, he was a key contributor to the company’s growth with superior brand, sales and innovation execution as well as successful turnarounds in numerous markets. He was also a key architect of InBev’s strategy that helped transform the company into a consumer-centric, commercially driven organization which experienced share price appreciation of more than 100% in three years.
“Brent’s skill in spearheading change that results in greater operating efficiency, improved financial performance, and effective business partnerships makes him the right leader for our Company,” added Weise. “He made a significant contribution to InBev’s industry leading performance and we are confident he will do the same for Cott.”
Willis has also held executive positions with the Coca-Cola Company in Latin America and Kraft Foods Inc. He holds a Masters of Business Administration from the University of Chicago and a Bachelor of Science in Engineering from the United States Military Academy at West Point.
“Cott is a company with a remarkable history and I’m excited to be joining at a time when we have opportunities to create a remarkable future,” said Willis. “We have the potential to drive meaningful growth in shareowner value by becoming a stronger business partner for our retailer customers with superior execution in our core business and the acceleration of product and packaging innovation. These will be key priorities for me and the executive team over the next several months.”
About Cott Corporation
Cott Corporation is one of the world’s largest retailer brand beverage suppliers whose principal markets are the United States, Canada, the United Kingdom and Mexico. The Company’s website is www.cott.com.
Safe Harbor Statements
This press release contains forward-looking statements reflecting management’s current expectations regarding future results of operations, economic performance, financial condition and achievements of the Company. Forward-looking statements, specifically those concerning future performance, are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties are detailed from time to time in the Company’s filings with the appropriate securities commissions, and include, without limitation, stability of procurement costs for raw and packaging materials, the Company’s ability to restore plant efficiencies and lower logistics costs, adverse weather conditions, competitive activities by national, regional and retailer brand beverage manufacturers, the Company’s ability to develop new products that appeal to consumer tastes, the Company’s ability to identify acquisition candidates, successfully consummate acquisitions and integrate acquired businesses into its operations, fluctuations in currency versus the U.S. dollar, the uncertainties of litigation and regulatory review, loss of key customers and retailers’ continued commitment to their retailer brand beverage programs. The foregoing list of factors is not exhaustive. The Company undertakes no obligation to publicly update or revise any forward-looking statements.
COTT CONTACTS:

Media Relations
Kerry Morgan	Tel: (416) 203-5613

Investor Relations
Edmund O’Keeffe	Tel: (416) 203-5617

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